UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                _________________

                                   FORM 12b-25

                                _________________

                           NOTIFICATION OF LATE FILING

(Check one):  |X| Form 10-K    |_| Form 20-F    |_| Form 11-K    |_| Form 10-Q
              |_| Form 10-D    |_| Form N-SAR   |_| Form N-CSR

              For Period Ended:

              |_| Transition Report on Form 10-K
              |_| Transition Report on Form 20-F
              |_| Transition Report on Form 11-K
              |_| Transition Report on Form 10-Q
              |_| Transition Report on Form N-SAR

              For the Transition Period Ended: December 31, 2011

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


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                         PART I - REGISTRANT INFORMATION

DSI Realty Income Fund VI
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Full Name of Registrant

Not Applicable
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Former Name if Applicable

6700 E. Pacific Coast Hwy.
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Address of Principal Executive Office (Street and Number)

Long Beach, CA  90803
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City, State and Zip Code


                        PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)


     (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion
|X| thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D,or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                              PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra Sheets if Needed)

Implementing the newly mandated XBRL format for the first time with this 10-K caused a slight delay in our preparation of our 10-K. The Company fully expects to be able to file within the additional time allowed by this report.

                           PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification


     Richard P. Conway                      562                 493-8881
     ---------------------------------  -----------------  ---------------------
                 (Name)                   (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                                            Yes  |X|     NO  | |

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                            Yes  |_|     NO  |X|

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                  DSI Realty Income Fund VI
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 2, 2012                      By: /s/ROBERT J. CONWAY
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